Dear Shareholder:

 As we are about to begin 2010, I would like to take the opportunity to look back on the past year and note the progress that Oramed has made, and look at what is expected in the near future. Last year, beyond the actual clinical trials, Oramed was chosen to present at a number of significant scientific conferences, widening our exposure to the greater scientific community.  Also, Oramed received a substantial grant from the Israeli Office of the Chief Scientist.  In August 2009, Frost & Sullivan awarded Oramed with the 2009 European Oral Drug Delivery Technology Innovation Award.  All in all this has been a very productive and exciting year for Oramed and we are hoping to move Oramed to the next level in 2010.

At the beginning of 2010, Oramed has significant milestones; which, if met successfully, will lead Oramed to new heights and take us a step closer to changing the paradigm for the treatment of Diabetes:

•         Results of Phase 2b clinical trials of Oramed's oral insulin capsule, being conducted in South Africa are expected at the end of the first quarter of 2010. These trials mark one of the most important milestones to date for the drug, testing ORMD-0801 for the first time on a large group of volunteers for an extended duration.

•         Results are expected during the first quarter of 2010 from the first-in-human clinical study of ORMD-0901, an oral GLP1-analog.

•         IND submission for FDA approved Phase 2 clinical trials is expected in mid 2010.

On the public side, after keeping a relatively low profile, Oramed has recently engaged a new investor relations firm, Emerging Markets Consulting LLC (www.emergingmarketsllc.com /www.themicrocapreport.com) in order to enlarge the current investors cadre and expose Oramed to more investors. EMC will start providing its services to Oramed in early January 2010.  Oramed is also considering hiring a new public relations firm to help expose the Oramed story to a broader audience.

On behalf of the entire Oramed team I wish you all a happy and successful year.

Best Regards,

Nadav Kidron,
Chief Executive Officer